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                                                                    EXHIBIT 10.1



                                     RELAXIN

              DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

        This DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT, effective as of April 7, 2000 ("EFFECTIVE DATE") is made by and between F. H. Faulding & Co. Limited, having its principal place of business at 115 Sherriff Street, Underdale, SA 5032, AUSTRALIA ("FAULDING"), ACN 007 870 984, and Connetics Corporation, a Delaware corporation, having its principal place of business at 3400 West Bayshore Road, Palo Alto, California, 94303, U.S.A. ("CONNETICS") (each, respectively, a "PARTY" and collectively, the "PARTIES").

                                   BACKGROUND

A. Connetics possesses certain technology and intellectual property rights pertaining to Relaxin as defined in this Agreement.

B. Connetics and Faulding desire to collaborate to develop and commercialize Product in the Territory (all as defined in this Agreement).

C. Connetics and Faulding have entered into a Letter of Understanding dated February 7, 2000, pursuant to which they agreed to negotiate a definitive license agreement on substantially the terms set forth in the Letter, and pursuant to which Faulding paid Connetics [*****] which amount is creditable as set forth in SECTION 4.1.1 of this Agreement.

THEREFORE, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

The following terms shall be deemed to have the meanings stated below:

"ADDITIONAL INDICATION(S)" means all human therapeutic indications except Scleroderma and Reproductive Indications; provided, however, that Reproductive Indications shall be included in the definition of Additional Indications upon the events set forth in SECTION 3.5.

"ADJUSTED PRICE TO FAULDING" means the revised price to Faulding that the Parties agree to based on the provisions of SECTION 5.1.2 of this Agreement.

"ADVERSE EXPERIENCE" shall have the meaning set forth in EXHIBIT D of this Agreement.

"AFFILIATE" means any individual, corporate or other entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the possession directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that such entity shall be deemed an Affiliate only so long as such control continues.



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"AGREEMENT" means this agreement together with all exhibits, schedules, and appendices attached to this agreement, all as respectively amended, modified or supplemented by the Parties in accordance with the terms of this agreement.

"BLA" means a Biologics License Application, or equivalent FDA application relating to the manufacturing and marketing of biologically based pharmaceutical products, filed with the FDA or any such comparable applications in the Territory.

"CLINICAL DEVELOPMENT" means all activities subsequent to the Effective Date relating to human clinical trials including pre-clinical and additional studies commercially reasonably required to support Regulatory Filings for the purpose of obtaining Regulatory Approval to market and sell Product in the Territory.

"COGS" means a Party's cost of producing the Product and/or Relaxin Material, computed in accordance with GAAP applied on a consistent basis. Such costs shall include the reasonable, out of pocket cost (whether incurred directly by such Party or invoiced by any Third Party) of all raw materials, labor and overhead for manufacturing, formulation, storage, filling, finishing, labeling, packaging, quality assurance and quality control, shipping and distribution costs, and technical support incurred directly and exclusively for, or proportionately allocated to, the production of the Product, any value added taxes or transportation charges, and any royalties (other than royalties payable pursuant to Third Party Licenses) paid pursuant to licenses in connection with the manufacturing process or materials used.

"COMMERCIALLY REASONABLE EFFORTS" means the effort by Faulding or Connetics to deploy, in light of prevailing circumstances and taking into account Third Party obligations and commitments, sufficient resources, capital equipment, material and labor as might reasonably be expected to achieve in an appropriate time-scale, the benefits which are anticipated to accrue to Faulding and Connetics from the commercial exploitation of the Product, and if the Commercially Reasonable Efforts are to be directed to a specific goal, then that goal.

"CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION 8.2.1 of this Agreement.

"CONNETICS BREACH" shall have the meaning set forth in SECTION 9.2.1 of this Agreement.

"CONNETICS' IMPROVEMENTS" means any inventions, discoveries, improvements or enhancements relating to Relaxin, whether patented, patentable or not, conceived or first reduced to practice by Connetics during the Term and any and all intellectual property rights therein and thereto. Connetics shall promptly notify Faulding of the details of such Connetics Improvements as soon as possible

"CONTRACT MANUFACTURER" means any Third Party contracted by Connetics to provide manufacturing services which are material to Relaxin Materials or Product, or any component or ingredient therein. Without limiting the foregoing, the term "Contract Manufacturer" shall include any Third Party whose acts or omissions in connection with its assumption of any obligation under this Agreement or the Supply Agreement would be imputed to, and would therefore be considered, the acts or omissions of Connetics pursuant to any applicable law or by any Regulatory Authority.

"DEVELOPMENT COMMITTEE" shall have the meaning set forth in SECTION 3.1.1 of this Agreement.



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"DEVELOPMENT PLAN" means the plan as amended from time to time which sets forth, in one or more sections, (a) Connetics' strategies, plans, activities, estimated time schedules and responsibilities for commercializing Relaxin in the U.S.A., and (b) Faulding's strategies, plans, activities, estimated time schedules and responsibilities with regard to Clinical Development and Regulatory Filings for the Territory. Faulding shall develop a plan for the Territory as appropriate after the Effective Date, which shall be subject to approval by Connetics prior to its implementation, which approval shall not be unreasonably withheld.

"ENFORCING PARTY" shall have the meaning set forth in SECTION 2.5 of this Agreement.

"FDA" means the U.S. Food and Drug Administration or successor agency.

"FAULDING BREACH" shall have the meaning set forth in SECTION 9.2.2 of this Agreement.

"FAULDING IMPROVEMENTS" means any inventions, discoveries, improvements or enhancements relating to Relaxin, whether patentable or not, conceived or first reduced to practice by Faulding during the Term and any and all intellectual property rights therein and thereto. Faulding shall notify Connetics of the details of such Faulding Improvements as soon as possible.

"FIELD" means the treatment of Scleroderma and all Additional Indications.

"FORECAST" mean the forecast supplied by Faulding no later than [*****] before the beginning of each Year, which forecast shall reflect Faulding's good faith estimate of the total Net Sales of Product in the Territory for the upcoming Year on a quarterly basis.

"GAAP" (or Generally Accepted Accounting Principles) means generally accepted accounting and reporting assumptions, standards, and practices as applied in the United States and as prescribed by authoritative bodies such as the Financial Accounting Standards Board.

"INDEMNITEE" and "INDEMNITOR" shall have the meanings set forth in SECTION 6.6 of this Agreement.

"LAUNCH DATE" means the first date upon which the Product is first sold commercially by Faulding in the Territory.

"LICENSED IP" means the Relaxin Patents, Relaxin Information and Third Party Licenses.

"LOSSES" shall have the meaning set forth in SECTION 6.4 of this Agreement.

"MEDEVA" means Medeva Pharmaceuticals, Inc. and any successor corporation.

"MEDEVA AGREEMENT" means the Relaxin Development, Commercialization and License Agreement effective as of January 11, 1999, by and between Medeva and Connetics.

"NET SALES" means gross amounts invoiced by Faulding (and/or an Affiliate of Faulding or a distributor appointed by Faulding, excluding wholesalers) ex-factory on a commercial arms-length basis, for sales of Product in the Territory by Faulding (and/or an Affiliate of Faulding or a



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distributor appointed by Faulding, excluding wholesalers) to a Third Party, less deductions for the following amounts directly chargeable to such Product:

        (1) customary trade, quantity or cash discounts and rebates (including non-cash rebates), actually allowed and taken;

        (2) credits actually granted upon, or allowances for estimated amounts for, returns, claims, rejections, rebates and chargebacks;

        (3)     an allowance for uncollectible amounts or bad debts;

        (4)     recalls; and

        (5)     charges for delivery and handling.

Sales of Product between a Party and its Affiliates and sales solely for research or testing purposes shall be excluded from the computation of Net Sales.

"NET SELLING PRICE" means Net Sales of Faulding and/or an Affiliate of Faulding or a distributor appointed by Faulding, calculated on a per milligram basis (or such other unit as the Parties may agree) in respect of Product sold in the Territory to a Third Party

"NON-ENFORCING PARTY" shall have the meaning set forth in SECTION 2.5 of this Agreement.

"PRICE TO FAULDING" means [*****] calculated on a [*****] basis (or such other unit as the Parties may agree) plus [*****], unless otherwise adjusted pursuant to the provisions of SECTION 5.1.2.

"PRODUCT" means a commercial pharmaceutical product containing Relaxin for use in the Field.

"REGULATORY APPROVAL" means all approvals, including pricing approvals for reimbursement purposes, from the appropriate Regulatory Authorities (a) in the United States or (b) in the Territory, that are required to promote and market the Product in the relevant country.

"REGULATORY AUTHORITY" means the FDA or any equivalent or additional governmental or regulatory agencies in the Territory.

"REGULATORY FILINGS" means all activities relating to the filing for and procurement of Regulatory Approval, including but not limited to price reimbursement approval for the marketing and sale of Product from the relevant Regulatory Authorities.

"RELAXIN" means a polypeptide hormone which both (1) has an amino acid sequence corresponding to all or a part of the sequence of the polypeptide described in EXHIBIT A-1, and peptide derivatives thereof and (2) is an agonist to any of the biological activities of the substances identified in EXHIBIT A-2.

"RELAXIN INFORMATION" means trade secrets, know-how, information and proprietary rights in any tangible or intangible form, other than Relaxin Patents but including Connetics Improvements to



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the extent licensed to Faulding pursuant to SECTION 2.1.3, relating to the development and commercialization of Relaxin, Relaxin Materials and the Product, including but not limited to any pre-clinical, clinical and regulatory information that Faulding may need for the purposes of this Agreement that: (1) is owned by Connetics and/or its Affiliates, or (2) is owned by a Third Party, which Connetics and/or its Affiliates has a right to license or is not prohibited from disclosing to Faulding and its Affiliates under this Agreement.

"RELAXIN MATERIALS" means bulk Relaxin or formulated Relaxin for use in Clinical Development and/or procuring Regulatory Approval for the Product.

"RELAXIN PATENTS" means the patents and patent applications in the Territory and/or in the U.S.A., including any reissues, renewals, extensions, substitutions, divisionals, continuations and continuations-in-part of such patents or patent applications, relating to Relaxin or the Product, owned or controlled by Connetics and/or its Affiliates or included in the Third Party Licenses which: (1) are in existence as of the Effective Date or which come into existence during the Term of this Agreement; or (2) are licensed to Connetics under the Third Party Licenses. The Relaxin Patents include, without limitation, the patents and patent applications set forth on EXHIBIT B to this Agreement.

"REPRODUCTIVE INDICATIONS" means the diagnosis and treatment of human diseases or disorders primarily related to the facilitation of human reproduction, such as cervical ripening, the facilitation of delivery in humans, and fertilization. For the avoidance of doubt, "Reproductive Indications" is intended to cover the full spectrum of the term "Relaxin Reproductive Field," as that term is used in the Amendment to License Agreement dated as of July 14, 1994, between Genentech, Inc. and Connective Therapeutics, Inc.

"SCLERODERMA" means limited sclerosis, systemic sclerosis, diffuse systemic sclerosis, progressive systemic sclerosis, and/or systemic sclerosis with diffuse scleroderma.

"SPECIFICATIONS" means the specifications for the Relaxin Materials and the Product as set forth in EXHIBIT A-3 to this Agreement, and such changes to such specifications as the Parties may subsequently agree to in writing.

"SUPPLY AGREEMENT" means the agreement to be entered into at a future date pursuant to SECTION 5.1.2.

"TERM" shall have the meaning set forth in SECTION 9.1 of this Agreement.

"TERRITORY" means Australia.

"THIRD PARTY LICENSES" means all licenses to Third Party intellectual property rights including without limitation patents, patent applications, trade secrets, and/or know-how covering, or related to, Relaxin, Relaxin Materials and Product, under which Connetics and/or its Affiliates has a right to grant a sublicense to Faulding and its Affiliates. A list of the Third Party Licenses as of the Effective Date is attached to this Agreement as EXHIBIT C.

"THIRD PARTY(IES)" means any person or entity other than Faulding, Connetics, or an Affiliate of Faulding or Connetics.



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"THIRD PARTY WORK" shall have the meaning set forth in SECTION 7.1.6 of this
Agreement.

"YEAR" means Faulding's fiscal year.


                                   ARTICLE II
                                     LICENSE

        2.1 LICENSE.

            2.1.1 LICENSED IP. Subject to the terms and conditions of this Agreement, during the Term, Connetics grants to Faulding and its Affiliates an exclusive license, solely within the Territory and in the Field, with the right to sublicense as set forth in SECTION 2.1.4, to use the Licensed IP, and to develop, use, market, distribute, sell, offer for sale and import the Product for Scleroderma and Additional Indications.

            2.1.2 TRADEMARKS. Except as expressly permitted in this Agreement, no right or license is granted to Faulding to use Connetics' name or any trademarks or tradenames of Connetics in advertising, publicity or other promotional activities without the express written approval of Connetics.

            2.1.3 CONNETICS IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Connetics grants to Faulding and its Affiliates an exclusive license in the Field, with the right to sublicense as provided in this Agreement, to any Connetics Improvements in the Territory for use in connection with the sale of Product, for no additional royalty obligations beyond those already set forth in this Agreement. Notwithstanding the foregoing sentence, to the extent any Connetics Improvement does not relate exclusively to the Licensed IP or Product, Connetics shall have the right to use or license such Connetics Improvement for any purpose outside the Field throughout the Territory and for any purpose outside the Territory. Connetics shall have no duty to notify Faulding of the details of any Connetics Improvement to the extent and during the period that such disclosure would adversely affect the patentability of the matters disclosed.

            2.1.4 SUBLICENSES. Faulding shall have the right to grant sublicenses under the license set forth in SECTIONS 2.1.1 and 2.1.3, and to employ Affiliates and Third Parties in connection with the performance of its rights and obligations under this Agreement, provided that (a) the execution of a sublicense or a subcontract shall not in any way diminish, reduce or eliminate any of Faulding's obligations under this Agreement, and Faulding shall remain primarily liable for such obligations, (b) Faulding shall notify Connetics within five (5) business days after entering into such a sublicense, and shall provide a copy of the sublicense agreement (with non-relevant passages appropriately redacted) to Connetics within five (5) business days after execution, and (c) Faulding shall only grant a sublicense to any Affiliate or Third Party which undertakes to perform those obligations of this Agreement relevant to such sublicense in accordance with the terms of this Agreement, including specifically the obligation under SECTION 7.2.1.

        2.2 LICENSE TO FAULDING IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Faulding grants to Connetics and its Affiliates an exclusive, non-transferable, royalty-free license in the Field, without the right to sublicense (except as provided in this Agreement), to



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any Faulding Improvements in all territories of the world excluding the
Territory for use in connection with the development, manufacture and sale of Product. Notwithstanding the foregoing sentence, to the extent any Faulding Improvement does not relate exclusively to the Licensed IP or Product, Faulding shall have the right to use or license such Faulding Improvement for any purpose in any territory in the world. Faulding shall have no duty to notify Connetics of the details of any Faulding Improvement to the extent that such disclosure would adversely affect the patentability of the matters disclosed.

        2.3 THIRD PARTY TECHNOLOGY.

            2.3.1 The Parties acknowledge that the licenses granted to Faulding in this Agreement include sublicenses under Third Party Licenses. Connetics shall be solely responsible for all payments under the Third Party Licenses entered into prior to the Effective Date and all amendments, restatements or renewals thereof. Connetics shall promptly disclose to Faulding any knowledge that Connetics acquires during the Term of this Agreement relating to any patents or patent applications by Third Parties other than the Relaxin Patents.

            2.3.2 Connetics shall abide by the terms and conditions of all Third Party Licenses to maintain the Third Party Licenses to which Faulding has taken a sublicense for Faulding as Connetics' sublicensee. Connetics agrees not to terminate or assign, nor by act or omission permit the termination or assignment of, any of the Third Party Licenses to which Faulding has taken a sublicense, nor to amend or by act or omission permit the amendment of any such Third Party Licenses to the extent such an amendment would adversely affect Faulding's rights under this Agreement, without Faulding's prior written consent, which consent may be granted or withheld in Faulding's sole discretion. Within [*****] entering into any amendment of a Third Party License, Connetics shall notify Faulding and provide Faulding with a copy of the amendment.

        2.4 RESERVATION OF RIGHTS. No right, title, or interest is granted, whether expressly or by implication, to any technology or intellectual property rights owned by either Party, except for the rights and licenses expressly granted under this Agreement, and each Party hereby reserves all rights not expressly granted under this Agreement, nor shall anything in this Agreement be deemed to restrict either Party from exploiting any of its rights not expressly granted to the other Party under this Agreement.

        2.5 ENFORCEMENT OF LICENSED IP.

            2.5.1. A Party shall promptly notify the other Party if it becomes aware of any infringement or misappropriation of the Licensed IP. As between the Parties, Connetics shall have the primary right and discretion regarding enforcement of the Licensed IP against Third Parties who may be infringing or misappropriating such intellectual property rights. Connetics shall use Commercially Reasonable Efforts, at its sole expense, to protect the exclusive license granted to Faulding pursuant to this Agreement, taking into account the costs and benefits of such action, including, without limitation, the costs to be incurred in any such action and the amount and likelihood of the damages that may be awarded in any such action.

            2.5.2. If Connetics (a) decides not to enforce the Licensed IP, or having commenced an action fails to pursue it, or (b) does not bring such action within sixty (60) days after receipt of Faulding's request to enforce the Licensed IP, then Faulding may do so at its own



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expense, and Connetics shall sign all documents and do all things necessary to facilitate Faulding's exercising its rights under this subsection.

            2.5.3. In either case, the Party enforcing the Licensed IP at the relevant time (the "ENFORCING PARTY") shall be entitled to recover all of its actual costs, expenses and fees incurred in such action from the damages awarded, and any remaining amount (subject to any amounts payable to any Third Party licensee as a result of the damages awarded) shall be payable [*****] to the Enforcing Party and [*****] to the Party not enforcing the Licensed IP (the "NON-ENFORCING PARTY"). The Enforcing Party shall, in its sole discretion, have the right to file and control such action as it deems warranted; provided, however, that the Enforcing Party shall provide to the Non-enforcing Party and its attorneys the following: (i) reasonable notice of, and permission to attend, all meetings and proceedings related to such actions; (ii) copies of all documents (including without limitation correspondence, notices, filings, responses, requests, orders and rulings) related to such action in sufficient detail and with sufficient time to enable the Non-enforcing Party to review and provide comments on such documents; and (iii) timely information and updates regarding the status of such action.

            2.5.4. The Non-enforcing Party agrees to cooperate with the Enforcing Party to the extent reasonably requested by and at the expense of the Enforcing Party, including, without limitation, being named as a party in such proceeding. The Non-enforcing Party may choose to be represented by counsel of its choice and at its own expense at all meetings, and to participate in all discussions, but counsel for the Non-enforcing Party shall not be entitled to appear in any legal or judicial proceedings.

        2.6 OTHER COUNTRIES. Connetics retains the right to grant licenses for the sale, marketing and distribution of the Product in all countries outside the Territory; provided, however, that Connetics agrees that for each such license entered into after the Effective Date, it will impose on each such licensee, to the extent permitted by applicable law, a covenant prohibiting the licensee from: (a) seeking approval, directly or indirectly, from the relevant Regulatory Authorities, to qualify facilities for manufacturing or finishing the Product inside the Territory or to label or re-label the Product in a manner that would permit it to be marketed or sold inside the Territory, (b) selling or exporting the Product to any Third Party for use or resale inside the Territory, (c) or selling the Product to any Third Party that Connetics has reason to believe intends to resell or export the Product inside the Territory.


                                   ARTICLE III
                  CLINICAL DEVELOPMENT AND REGULATORY APPROVAL

        3.1 CLINICAL DEVELOPMENT.

            3.1.1 DEVELOPMENT COMMITTEE. The obligations and relationship between the Parties pursuant to this Agreement shall be governed by a development committee (the "DEVELOPMENT COMMITTEE"). Initially, and until such time (if any) as Medeva objects, this provision shall be satisfied by the inclusion of a Faulding representative on the Development Committee established pursuant to the Medeva Agreement. If at any time Medeva asks that Faulding cease to be represented on that Committee, then Connetics and Faulding shall, within thirty (30) days after receipt of notice from Medeva, establish a separate development committee



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which will have the obligation to monitor progress and manage information exchange between Connetics and Faulding. At the first meeting of the Development Committee, the Parties shall establish a regular meeting time and structure.

            3.1.2 DEVELOPMENT PLAN. Faulding shall conduct Clinical Development in accordance with this SECTION 3.1, and the Development Plan, in the Territory. The Development Plan may be amended from time to time during the Term to reflect the actual needs of Clinical Development and/or Regulatory Approval. Connetics shall endeavor to obtain the consent of its other Relaxin licensees to share their development plans with Faulding.

            3.1.3 REGULATORY FILINGS. Connetics shall be responsible for all Regulatory Filings for the Product in the United States. Faulding shall be entitled to an update (including any written minutes) of any meeting with the FDA related to Regulatory Filings for the Product in the United States. Faulding shall be responsible for all Regulatory Filings for the Product in the Territory; provided that Connetics may elect to participate in meetings with the applicable Regulatory Authorities in the Territory for the purpose of obtaining relevant Regulatory Approval(s), if the Regulatory Authority does not object to Connetics' attendance and if including Connetics is otherwise practicable. In any event, Connetics shall be entitled to an update (including any written minutes) of any meeting with the applicable Regulatory Authorities in the Territory that Connetics is not able or permitted to attend related to Regulatory Filings for the Product in the Territory. Each Party shall keep the other fully informed of all communications with the regulatory authorities.

        3.2 DEVELOPMENT COSTS.

            3.2.1 GENERAL. Faulding will pay [*****] of the expenses that are unique to the Clinical Development and Regulatory Approval for the Product solely in the Territory.

            3.2.2 QUARTERLY REPORTS. Within [*****] after the end of each calendar quarter, commencing with the quarter ending June 30, 2000, and ending with the first full calendar quarter after the first Regulatory Approval is obtained in the Territory, Connetics and Faulding shall exchange quarterly written progress reports which shall:

                (a) summarize the Clinical Development and Regulatory Approval activities and progress during the preceding calendar quarter; and

                (b) summarize the development activities and update the timetables of such activities expected to be conducted in the following calendar quarter.

        3.3 ACCESS TO INFORMATION. Faulding will consult with Connetics on the Clinical Development that will be necessary to accumulate data required for submitting a BLA for the Product in the Territory. It is the intention of this provision that the Parties cooperate with one another to support Clinical Development and Regulatory Filings to optimize commercial success in the U.S. and in the Territory. Connetics will make available to Faulding, promptly upon request, and Faulding under the license granted under this Agreement shall be entitled to use in the Field in the Territory, all Relaxin Information (a) developed by or for Connetics with respect to the submission of the BLA by Connetics, or (b) elsewhere by or for Connetics' other licensees in respect of regulatory filings in other countries, to the extent that Connetics is permitted to make such information available to Faulding. Faulding will make available to Connetics, and Connetics shall be




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

entitled to use and to make available to its licensees, all Relaxin Information developed by or for Faulding with respect to the submission of the BLA by Faulding in the Territory; provided that no money is required to be spent or expenses incurred by Faulding outside of the Territory.

        3.4 RECORDS. Connetics shall maintain, and shall cause its Affiliates, Contract Manufacturers, and other agents to maintain, all records necessary to comply with applicable laws, rules and regulations relating to the manufacture and storage of Relaxin, Relaxin Materials and the Product (in bulk or finished form). All such records shall be maintained for such period as may be required by law, rule or regulation; provided, however, that all records relating to the manufacture, stability and quality control of each batch or partial batch of the Product shall be retained at least until the first anniversary of the end of the approved shelf life for all Product from such batch or partial batch; and provided further that neither Party shall destroy such records without first notifying the other Party and giving the other Party an opportunity to take control of such records if the Party being notified believes that applicable law or its own written corporate policy requires such records to be maintained.

        3.5 REPRODUCTIVE INDICATIONS.

            3.5.1 Connetics shall use Commercially Reasonable Efforts to secure exclusive, rights in the Territory to Reproductive Indications from Genentech, Inc. If Connetics is successful in securing rights to Reproductive Indications, Faulding shall have the option to secure the right to commercialize Relaxin in the Territory for Reproductive Indications on the following terms:

            (a) Faulding shall pay to Connetics [*****] of amounts paid to Third Parties by Connetics to secure the exclusive rights to Reproductive Indications;

            (b)     the royalty to be paid by Faulding to Connetics pursuant to
                    SECTION 5.2 will be increased as to Reproductive Indications in the Territory by [*****]; and

            (c) Reproductive Indications shall be considered Additional Indications upon the execution of a written amendment to this Agreement incorporating the payment and royalty terms with respect to Reproductive Indications.


            3.5.2 If Faulding does not elect to license Reproductive Indications within [*****] after Connetics secures the exclusive rights from Genentech, Connetics shall have the right to commercialize Product for Reproductive Indications within the Territory on an exclusive basis without the right to sublicense.

            3.5.3 If Connetics is unable to secure exclusive rights to Reproductive Indications, Connetics shall not assign its co-exclusive rights in the Territory to any Third Party without Faulding's consent. Furthermore, Connetics shall use Commercially Reasonable Efforts to [*****].



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

                                   ARTICLE IV
                                    PAYMENTS

        4.1 PAYMENTS TO CONNETICS. The Parties agree that in consideration for the rights granted by Connetics in this Agreement, Faulding will make the following payments to Connetics in accordance with this ARTICLE IV.

            4.1.1 LICENSE FEES. Faulding agrees to pay Connetics an aggregate amount of US$500,000, payable as follows: (a) [*****] of the amount previously paid in connection with the Letter of Understanding between the Parties shall be credited against the payment of the development fee upon execution of the Agreement (with the understanding that Connetics is entitled to keep the balance of [*****] without further encumbrance), and (b) [*****] shall be due on [*****].

            4.1.2 MILESTONE PAYMENTS. At the time Faulding submits a BLA in the Territory for each Additional Indication other than Scleroderma, Faulding shall pay Connetics [*****] cash.

        4.2 PAYMENT TERMS. Faulding shall notify Connetics in writing within [*****] after a milestone under SECTION 4.1.2 is achieved. The payments pursuant to SECTION 4.1.2 shall be made within [*****] after the milestone is achieved.


                                    ARTICLE V
                        MANUFACTURE AND COMMERCIALIZATION

        5.1 MANUFACTURE.

            5.1.1 CLINICAL SUPPLIES. Connetics shall, and shall cause its Contract Manufacturer(s) to, commencing from the Effective Date until Faulding receives Regulatory Approval to market the Product in the Territory, use Commercially Reasonable Efforts to manufacture for and supply to Faulding, and Faulding shall (subject to the terms of this Agreement) purchase, all Faulding's required quantities of Relaxin Materials for use in Clinical Development; including quantities required for any special access schemes or compassionate use programs in the Territory, provided that Faulding shall not transfer the Relaxin Materials or Product to any Third Party at any time except to the extent transfer is required for Clinical Development, Regulatory Filings or Regulatory Approval or compassionate use programs or special access schemes related to the Product in the Field and Territory. The price for Product and/or Relaxin Materials pursuant to this Section shall equal [*****].

            5.1.2 PRODUCT FOR COMMERCIAL SALE. Commencing upon Faulding's initial purchase order and continuing until the termination or expiration of this Agreement, Connetics shall, and shall cause its Contract Manufacturer(s), to use Commercially Reasonable Efforts to manufacture for and supply to Faulding all of Faulding's requirements for Product (based on Faulding's Annual Sales Forecast) on the terms set forth in a Supply Agreement to be entered into as soon as practicable after [*****]. The Supply Agreement shall include, in addition to the terms set forth in this ARTICLE V, such additional representations, warranties, terms and conditions as are customary in the industry for



[*****] CONFIDENTIAL TREATMENT REQUESTED similar types of products, and such additional terms and conditions as the Parties may agree upon. If the Price to Faulding to purchase commercial supply of Product exceeds forty percent (40%) of the Net Selling Price, then the Parties shall recalculate the Price to Faulding and agree on a new price (the "ADJUSTED PRICE TO FAULDING"). The Adjusted Price to Faulding shall equal the original Price to Faulding minus the lesser of (1) fifty percent of the difference between the original Price to Faulding and [*****] of the [*****], and (2) [*****] of the [*****].

                Example 1. Solely for purposes of this Agreement, and by way of illustration, if the [*****] is [*****] and the Price to Faulding is [*****], then the Adjusted Price to Faulding shall equal [*****]. The calculated reduction in the Price to Faulding is determined by the formula [*****]

                Example 2. Solely for purposes of this Agreement, and by way of illustration, if the [*****] is [*****] and the Price to Faulding is [*****], then the Adjusted Price to Faulding shall equal [*****]. The reduction in the Price to Faulding is limited to [*****], or [*****], which is less than the product of the calculation [*****]

Subject to SECTION 5.1.5 below, during the Term, Faulding shall purchase all its requirements for Product from Connetics. Upon Faulding's request, during the [*****] preceding the expiration of the Term, the Parties agree to negotiate in good faith for an extension of supply by Connetics and purchase of the Product by Faulding.

            5.1.3 CONTRACT MANUFACTURING. Connetics may contract with one or more Contract Manufacturers to perform any or all of its obligations under this Agreement and the Supply Agreement.

            5.1.4 INABILITY TO SUPPLY. If Connetics fails for any reason, including without limitation a force majeure event described in SECTION 11.7, to deliver Relaxin Materials and/or Product to Faulding, and such inability to supply continues for more than [*****] without a plan (acceptable to Faulding) by which Connetics proposes to cure the inability to supply within [*****] after the inability first impacted Faulding, then Connetics hereby agrees to allocate to Faulding a percentage of available Product equivalent to the percentage of sales of Product in the Territory compared to sales of Product throughout the world in the preceding [*****]. Alternatively, Faulding shall have the right under such circumstances to contract with another supplier.

            5.1.5 ALTERNATE SUPPLY. Connetics agrees to use Commercially Reasonable Efforts to cause at least two sources of supply of Relaxin to become and remain pre-qualified as



[*****] CONFIDENTIAL TREATMENT REQUESTED soon as practicable after the first Regulatory Approval and during the remainder of the Term of this Agreement.

            5.1.6 RISK OF LOSS. All shipments shall be [*****], as defined by the [*****], and Faulding shall bear the risk of loss and cost of transportation of the Relaxin Materials and/or Product upon delivery by Connetics to [*****]. The Parties agree that the Supply Agreement shall include additional detail on the risk of loss.

        5.2 ROYALTY.

            5.2.1 ROYALTY OBLIGATION. Faulding shall pay Connetics a royalty equal to a percentage of Faulding's Net Sales in the Territory for each Year, as follows:


        ---------------------------------------------------------------------------------
        IF NET SALES IN THE YEAR ARE:                            THEN THE ROYALTY DUE IS:
        ---------------------------------------------------------------------------------
        (a)     less than [*****]                                [*****]

        (b)     more than [*****] and less than [*****]          [*****] plus [*****]

        (c)     more than [*****] and less than [*****]          [*****] plus [*****]

        (d)     more than [*****] and less than [*****]          [*****] plus [*****]

        (e)     more than [*****] and less than [*****]          [*****] plus [*****]

        (f)     more than [*****]                                [*****] plus [*****]

            5.2.2 QUARTERLY PROGRESS ROYALTY PAYMENTS. Faulding shall provide Connetics with a forecast of projected total annual Net Sales of Relaxin in the Territory on quarterly basis for each Year, no later than [*****] before the beginning of the Year. [*****]

            5.2.3 QUARTERLY ADJUSTMENTS TO FORECAST. No later than [*****] after each fiscal quarter, if Net Sales are above or below the Forecast for that quarter by [*****], the Parties shall revise the Forecast and adjust the [*****] accordingly for the remainder of the Year.



[*****] CONFIDENTIAL TREATMENT REQUESTED

            5.2.4 ANNUAL ADJUSTMENTS TO ROYALTY PAYMENTS BASED ON ACTUAL NET SALES. At the end of each Year, if Net Sales are above the Forecast, Faulding shall pay Connetics an amount equal to the difference between the Royalty calculated and paid according to the Forecast for that Year, as it may have been adjusted from time to time through the Year, and the Royalty owing on the actual Net Sales for that Year. At the end of each Year, if Net Sales are below the Forecast, Connetics shall refund to Faulding an amount equal to the difference between the Royalty calculated and paid according to the Forecast for that Year, as it may have been adjusted from time to time through the Year, and the Royalty owing on the actual Net Sales for that Year. At the end of each Year the actual royalty payable for the year will be calculated in accordance with SECTION 5.2.1 above. Faulding will make a final royalty payment (or if necessary request a credit) so that the total royalty paid for the Year equals the amount payable in accordance with SECTION 5.2.1.

            5.2.5 INITIAL PERIOD OF SALES. During the period of time between the Launch Date in the Territory and the beginning of the next Year, Faulding shall pay Connetics Royalties in accordance with SECTIONS 5.2.1. TO 5.2.4 above, except that, for the determination of the average percentage royalty rate for quarterly royalty payments, Faulding's forecast shall be annualized (scaled up to an annual equivalent amount), and to determine the actual royalty rate payable for the total period, Faulding's actual sales shall be annualized.

            5.2.6 ANNUAL SALES FORECAST. Faulding shall provide Connetics with a projected total annual Net Sales of Relaxin in the Territory for each Year, no later than ninety (90) days before the beginning of the Year.

        5.3 PAYMENT TERMS.

            5.3.1 ROYALTY PAYMENTS. Faulding shall remit royalty payments to Connetics quarterly, within [*****] after the end of each calendar quarter with respect to Faulding's Net Sales in the Territory during that quarter.

            5.3.2 TIMING, FORM OF PAYMENT. All payments payable by Faulding to Connetics pursuant to this ARTICLE V shall be made in accordance with SECTION
11.2. Upon shipment of Relaxin Materials and/or Product pursuant to SECTION 5.1.1, Connetics shall invoice Faulding, and Faulding shall pay the invoice within thirty (30) days after receipt of the invoice.

            5.3.3 NONCONFORMING CLINICAL SUPPLIES.

                (a) Within [*****] after the delivery of Relaxin Materials and the accompanying Certificate of Analysis to Faulding, Faulding shall submit to Connetics in writing any claim that Relaxin Materials do not conform with the Specifications, accompanied by a report of Faulding's analysis (which analysis shall be conducted in good faith) and a sample of the Relaxin Materials at issue, explaining in reasonable detail the basis on which the allegedly nonconforming Relaxin Materials does not meet the Specifications. Faulding shall not be obligated to pay for such nonconforming shipment of Relaxin Materials. Only those tests listed in the Specifications may be used to demonstrate nonconformance of Relaxin Materials.

                (b) Connetics shall conduct its own analysis of the sample in good faith within [*****] after the receipt by Connetics of the report and sample from Faulding,



[*****] CONFIDENTIAL TREATMENT REQUESTED and provide the results to Faulding. If, after analysis, Connetics agrees with the claim of nonconformity, Connetics shall replace the nonconforming Relaxin Materials with conforming Relaxin Materials at Faulding's request, in which case Faulding shall be obligated to pay only for such replacement Relaxin Materials. Faulding shall not be obligated to pay for the nonconforming Relaxin Materials, and Connetics shall credit Faulding for any amounts already paid for the nonconforming Relaxin Materials, and/or cancel its invoice to Faulding for such nonconforming Relaxin Materials if Faulding has not yet paid. If, after its own analysis, Connetics disagrees with the claim of nonconformity or determines that Faulding is responsible for the nonconformity, the Parties shall in good faith discuss and agree upon a settlement of the issue, and Faulding shall not be obligated to pay for such alleged nonconforming Relaxin Materials until such settlement is reached.

                (c) After Connetics has agreed that the Relaxin Materials shipment is nonconforming, and if the nonconformity is not the fault of Faulding, then Faulding shall return or destroy it at Connetics' request and cost in the most cost effective and environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

                (d) If conforming Relaxin Materials supplied under this Agreement become nonconforming or unsuitable at no fault of Connetics, Faulding will remain obligated to pay Connetics for such Relaxin Materials. At Connetics' request, Faulding shall return such unsuitable Relaxin Materials to Connetics. Otherwise, Faulding shall destroy it in the most environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

            5.3.4 PAYMENTS FOR COMMERCIAL SUPPLY. All payments by Faulding for commercial supplies shall be made in accordance with the Supply Agreement.

        5.4 PRODUCT MARKINGS. Faulding shall market and sell Product in the Territory as Faulding's products under trademarks selected and owned or controlled by Faulding; and each Product marketed and sold by Faulding under this Agreement shall be marked (a) with a notice that such Product is sold under a license from Connetics Corporation; and (b) with all patent and other intellectual property notices relating to the Licensed IP as may be required by applicable law; provided, however, in addition, to the extent Faulding determines to use any trademarks owned by Connetics Faulding shall display the marks in accordance with Connetics' style guide for such marks, and in a style or size of print distinguishing the mark from any accompanying wording or text. Where feasible, Faulding shall display the appropriate trademark symbol to the right of and slightly above or below the last letter of the word, or to the right of the logo. Faulding will not, without Connetics' prior written consent, publish or distribute any promotional material (or other material) with respect to the Product that (a) does not present Connetics as the originator of the Product or (b) use trademarks and tradenames in a format that Connetics has not approved in writing.

        5.5 COMMERCIALIZATION. After obtaining Regulatory Approval for the Product in the Territory, Faulding shall use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory. Connetics and Faulding shall jointly agree on the copy platform for promotional materials and, subject to the restrictions on trademark usage set forth in SECTIONS 2.1.2 and 5.4, Faulding may create and develop promotional materials related to the Product using, and based on, materials created by or for Connetics; provided, however, Faulding will not, publish or



[*****] CONFIDENTIAL TREATMENT REQUESTED distribute any such promotional material (or other material) with respect to the Product that Connetics has disapproved (provided that any disapproval by Connetics results from a reasonable exercise of Connetics' discretion). Except as otherwise mutually agreed, Faulding shall bear all costs and expenses related to commercializing the Product in the Territory. In addition, and subject to availability (including the need to allocate such resources among multiple licensees), Connetics agrees to sell to Faulding (at Faulding's option) samples, tradepacks, placebos and other sales and marketing materials relating to the Product that Connetics develops at a price equal to Connetics' cost of materials for same. Faulding may, at its option, participate in any training sessions that Connetics holds for its own sales force regarding the Product, provided that Faulding shall bear its expenses associated with training the Faulding sales force.

        5.6 AUDIT.

            5.6.1 BOOKS AND RECORDS. Each Party agrees to maintain and cause its Affiliates and, to the extent possible, cause its Contract Manufacturers, to maintain complete and accurate books and records of account so as to enable the other Party to verify amounts due and payable under this Agreement. In particular, each Party shall preserve and maintain all such records and accounts required for audit for a period of four (4) years after the calendar quarter for which the record applies.

            5.6.2 AUDIT OF FAULDING'S RECORDS. Upon two (2) weeks notice to Faulding, Connetics shall have the right to have an independent certified public accountant, selected by Connetics and reasonably acceptable to Faulding, audit Faulding's records during normal business hours to verify all records pertaining to the calculation of Faulding's Net Sales in the Territory; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Except in the event that the audit reveals fraud, Connetics shall have no right under this Section to audit records for periods which have already been audited under this provision.

            5.6.3 AUDIT OF CONNETICS' RECORDS. Upon two (2) weeks notice to Connetics, Faulding shall have the right to have an independent certified public accountant, selected by Faulding and reasonably acceptable to Connetics, audit Connetics' records during normal business hours to verify all records pertaining to the calculation of Connetics' COGS; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Except in the event that the audit reveals fraud, Faulding shall have no right under this Section to audit records for periods that have already been audited under this provision.

            5.6.4 AUDIT RESULTS; PAYMENTS. Each Party shall promptly pay or refund to the other Party the amount of any overpayment or underpayment determined in such audit. Any such audit shall be at the expense of the Party requesting the audit unless such audit indicates greater than [*****] error in payment in favor of the audited Party based on the records and/or calculations of the audited Party, in which case such audit shall be at the expense of the audited Party and such payment or refund shall bear interest from the date the payment was originally due at [*****] plus the then current prime rate established by the U.S. Federal Reserve Bank. Any dispute between the Parties with respect to the results of any dispute shall be resolved in accordance with
SECTION 11.4 of this Agreement. All information resulting from such audits conducted pursuant to this SECTION 5.6 shall be kept confidential pursuant to
SECTION 8.2. The



[*****] CONFIDENTIAL TREATMENT REQUESTED results of any such audit shall be disclosed to the auditing Party, provided that the certified public accountants shall not disclose to the auditing Party the business details of the audited Party's records, but shall report only as to whether the amounts charged or royalties paid were correct, or if not, the amount by which the certified public accountant's calculation varies from the audited Party's calculation.


                                   ARTICLE VI
                           WARRANTIES AND INDEMNITIES

        6.1 REPRESENTATIONS AND WARRANTIES OF CONNETICS. Connetics represents and warrants to Faulding as follows:

            6.1.1 ORGANIZATION; STANDING. Connetics is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement.

            6.1.2 NO CONFLICTS. The execution, delivery and performance of this Agreement have been validly authorized by Connetics; neither the execution and delivery of, or the performance of its obligations under this Agreement (a) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (b) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

            6.1.3 RIGHTS TO LICENSED IP. As of the Effective Date, Connetics owns, controls, or otherwise has the right to use, all Relaxin Information and Relaxin Patents required or necessary to develop, manufacture and sell Product (in bulk or finished form); and Connetics further represents that it has the right to grant to Faulding the rights and licenses under the Licensed IP in this Agreement.

            6.1.4 NO LAWSUITS, ETC. To the best of Connetics' knowledge, as of the Effective Date and during the immediately preceding [*****], there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other Third Party threatened, commenced or pending against Connetics or its licensors relating to, and Connetics has not received any notice of infringement with respect to, the Relaxin Information, Relaxin Patents, Relaxin or the Relaxin Materials, including Connetics' right to manufacture, use or sell Product.

            6.1.5 THIRD PARTY RIGHTS. The exercise by Faulding of the rights and licenses granted to Faulding by Connetics under this Agreement will not infringe any rights owned by any Third Party or violate any agreement between Connetics and any Third Party (including without limitation the licensors under the Third Party Licenses). Except as set forth in the Third Party Licenses, as of the Effective Date, Connetics is not aware of any Third Parties that own or control any patents or Relaxin Information required for the production, manufacture or commercialization of Product.




[*****] CONFIDENTIAL TREATMENT REQUESTED

            6.1.6 NO ENCUMBRANCES. As of the Effective Date, Connetics controls or otherwise is entitled to use throughout the Territory all rights in, to and under the Relaxin Patents and Relaxin Information, free and clear of any lien, claim, charge, encumbrance or right of any Third Party (other than as set forth in the Third Party Licenses).

            6.1.7 NO OTHER AGREEMENTS. No other agreement or understanding, verbal or written, exists to which Connetics is legally bound regarding the intellectual property rights granted to Connetics pursuant to the Third Party Licenses. The Third Party Licenses represent the complete and entire understanding of Connetics and, to the knowledge of Connetics, its respective Third Party License licensors as of the Effective Date with respect to the intellectual property rights granted to Connetics pursuant to the Third Party Licenses.

            6.1.8 INFORMATION. All information relating to Relaxin or the Product delivered to Faulding by Connetics, its officers, directors, representatives or agents, was when delivered and is as of the date of this Agreement in all material respects accurate and correct and Connetics is not aware of any information which would be required to be disclosed to make any such information not misleading.

            6.1.9 ADVERSE EXPERIENCES. [*****] Connetics and Faulding shall comply with all the terms of EXHIBIT D with respect to reporting adverse events related to the Product. After Connetics obtains FDA approval, Adverse Experience reporting shall be governed by the provisions of ARTICLE X of this Agreement.

        6.2 REPRESENTATION AND WARRANTIES OF FAULDING. Faulding represents and warrants to Connetics as follows:

            6.2.1 ORGANIZATION; STANDING. Faulding is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other agreements contemplated by this Agreement.

            6.2.2 NO CONFLICTS. The execution, delivery and performance of the Agreement have been validly authorized by Faulding; neither the execution and delivery of, or the performance of its obligations under this Agreement (a) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its articles of incorporation or bylaws, or (b) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

        6.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY,



[*****] CONFIDENTIAL TREATMENT REQUESTED

FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

        6.4 INDEMNIFICATION BY CONNETICS. Connetics shall indemnify Faulding, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "LOSSES") brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Connetics of its representations, warranties, or obligations under this Agreement; (b) any Adverse Experiences that Connetics should have known about based on its clinical trials, but which Adverse Experiences were not reported to the FDA or to Faulding; (c) the manufacture or the storage of the Product prior to [*****], all except to the extent caused by the negligence or willful misconduct of Faulding or its officers, agents, employees, Affiliates, sublicensees or customers; (d) the negligence or willful misconduct of Connetics or its officers, agents, employees or Affiliates; (e) the use or consumption of the Product outside of the Territory; or (f) a claim that the Product infringes any patents, except patents issued after the date of this Agreement.

        6.5 INDEMNIFICATION BY FAULDING. Faulding shall indemnify Connetics, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Faulding of its representations, warranties, or obligations under this Agreement; (b) the storage of the Product after [*****], all except to the extent caused by the negligence or willful misconduct of Connetics or its officers, agents, employees, Affiliates, sublicensees or customers; (c) the negligence or willful misconduct of Faulding or its officers, agents, employees or Affiliates; (d) the use or consumption of the Product within the Territory; or (e) false or intentionally misleading statements made by Faulding or its officers, agents or employees in connection with the marketing and/or sale of the Product in the Territory.

        6.6 INDEMNIFICATION PROCEDURE.

            6.6.1 NOTICE. Each indemnified party (the "INDEMNITEE") agrees to give the indemnifying party (the "INDEMNITOR") prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under SECTION 6.4 or 6.5. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

            6.6.2 COPIES. The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee's possession or control which relate to any Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.



[*****] CONFIDENTIAL TREATMENT REQUESTED

            6.6.3 PARTICIPATION. The Indemnitor shall have the right, by prompt notice to the Indemnitee, to participate in the defense of any third party claim forming the basis of such Losses with counsel reasonably satisfactory to the Indemnitee, and at the sole cost of the Indemnitor so long as (a) the Indemnitor promptly notifies the Indemnitee in writing (but in no event more than 60 days after its receipt of notice of the claim) that it will indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim, and (b) the Indemnitor diligently participates the defense of the claim.

            6.6.4 CONTROL OF DEFENSE. If the Indemnitor participates in the defense of the claim as provided above, the Indemnitee may at its option relinquish total control to the Indemnitor or participate in such joint defense with its own counsel who shall be retained, at the Indemnitee's sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent shall not be reasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days or receipt of the Indemnitee's written denial of consent, to pay to the Indemnitee the full amount of such proposed judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys' fees incurred to such date for which the Indemnitor is obligated under this Agreement, if any at which time the Indemnitor's rights and obligations and duty to indemnify with respect to the claim shall cease.

            6.6.5 SETTLEMENT. If the Indemnitor does not so participate in the defense of such claim, the Indemnitee may conduct such defense with counsel of its choice and at the sole cost of the Indemnitor and may settle such case (for monetary damages only) as it shall determine in the exercise of its reasonable discretion. Except as provided in this SECTION 6.6.5, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

            6.6.6 COSTS AND EXPENSES. Except as provided in this SECTION 6.6, the costs and expenses, including fees and disbursements of counsel, incurred by any Indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the Indemnitor, without prejudice to the Indemnitor's right to contest the Indemnitee's right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obliged to indemnify the Indemnitee.

        6.7 LIMITATION OF LIABILITY. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE INABILITY TO SUPPLY THE PRODUCT, DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE VIII, OR AS PROVIDED IN SECTION 6.4 OR 6.5, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.



[*****] CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE VII
                                    COVENANTS


        7.1 CONNETICS' COVENANTS TO FAULDING. Connetics covenants to Faulding as follows:

            7.1.1 MANUFACTURE. At the time of delivery of Relaxin Materials to Faulding, the Relaxin Materials (a) will have been manufactured, filled, packaged, stored and shipped in accordance with all applicable U. S. laws, rules, regulations or requirements, (b) will have been manufactured, filled, packaged and stored in accordance with the Specifications, and (c) will be free from defects in material, manufacturing and workmanship for the shelf life of such Relaxin Materials as set forth in the Specifications.

            7.1.2 COMPLIANCE WITH LAWS. Connetics has conducted or has caused Connetics' Contract Manufacturers to conduct, and will in the future conduct Clinical Development and other relevant research and development activities required to support clinical testing, Regulatory Approvals and commercialization of the Product in the Field (and any Additional Indications) in accordance with applicable laws, rules and regulations, including without limitation, known or published standards of the FDA.

            7.1.3 PERMITS; LICENSES. Connetics will maintain in effect all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to manufacture, supply and sell Relaxin Materials and/or Product and otherwise as necessary to perform its obligations in accordance with the terms of this Agreement and the Supply Agreement. Connetics will manufacture and supply such Relaxin Materials and/or Product in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

            7.1.4 FUTURE PATENTS. Connetics will promptly disclose to Faulding any knowledge it acquires during the Term of this Agreement relating to any patents or patent applications owned by Third Parties other than the Relaxin Patents, required for the production, manufacture or commercialization of Product in the Field.

            7.1.5 INSURANCE. Connetics shall obtain, effect and maintain with a reputable insurer, product liability insurance with a minimum value of [*****] for any one loss and in the aggregate, to cover its activities and obligations (including without limitation indemnified obligations) contemplated under this Agreement. Connetics shall provide Faulding with evidence of such insurance upon request.

            7.1.6 NON-COMPETE. Connetics covenants that, except as expressly permitted under this Agreement, during the Term, it will not, nor will it permit or cause its Affiliates or any Third Party to, enter into any agreement or arrangement to manufacture, develop, use, offer for sale, lease, market, sell, import, commercialize or otherwise exploit either directly or indirectly in the Territory any product which contains human or animal relaxin (whether recombinant or natural) or any product for the treatment of Scleroderma except in accordance with the terms of this Agreement (collectively, "THIRD PARTY WORK"). Without limiting the foregoing, except for sublicenses and subcontracts entered into in accordance with the terms of this Agreement, Connetics will not grant to any Affiliate or Third Party any rights under the Licensed IP which would permit such Affiliates or Third Party to engage in or otherwise exploit Third Party Work in the Territory. If Connetics breaches the provisions of this
SECTION 7.1.6, then without limiting any



[*****] CONFIDENTIAL TREATMENT REQUESTED other remedies available to Faulding, Connetics shall at its sole expense contribute the Third Party Work to Faulding for use and exploitation under the terms of this Agreement and secure for Faulding the exclusive right in the Field to use and exploit the Third Party Work in the Territory.

            7.1.7 MAINTENANCE OF PATENTS. Connetics shall prosecute and maintain the Relaxin Patents, and shall not take any steps to abandon, or allow to lapse, nor fail to take any steps which are required to avoid the abandonment or lapsing of any Relaxin Patent (nor cause or permit any other person to do so) unless, in each case, Faulding and Connetics specifically agree otherwise in writing. The Parties shall cooperate with each other to the extent necessary to obtain any available extensions of the term of the Patents in the Territory.

        7.2 FAULDING'S COVENANTS TO CONNETICS. Faulding covenants to Connetics as follows:

            7.2.1 COMMERCIALIZATION. Faulding shall use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory.

            7.2.2 PERMITS; LICENSES. Faulding will use Commercially Reasonably Efforts to maintain in effect in the Territory all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to supply and sell Relaxin Materials and/or Product in the Territory and otherwise as necessary to perform its obligations in accordance with the terms of this Agreement and the Supply Agreement (all to the extent not otherwise required to be held by Connetics under applicable law or by the terms of this Agreement), and Faulding will supply such Relaxin Materials and/or Product in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

            7.2.3 FUTURE PATENTS. Faulding will promptly disclose to Connetics any knowledge it acquires during the Term of this Agreement relating to any patents or patent applications other than the Relaxin Patents, required for the production, manufacture or commercialization of Product in the Field.

            7.2.4 NON-ENCROACHMENT. Faulding shall not do any of the following acts: (a) seek approval, directly or indirectly, from the relevant Regulatory Authorities, to qualify facilities for manufacturing or finishing the Product outside of the Territory or to label or re-label the Product in a manner that would permit it to be marketed or sold outside of the Territory, (b) sell or export the Product to any Third Party for use or resale outside of the Territory, (c) or sell the Product to any Third Party that Faulding has reason to believe intends to resell or export the Product outside of the Territory.

            7.2.5 INSURANCE. Faulding shall obtain, effect and maintain with a reputable insurer, product liability insurance with a minimum value of [*****] for any one loss and in the aggregate, to cover its activities and obligations (including without limitation indemnified obligations) contemplated under this Agreement. Faulding shall provide Connetics with evidence of such insurance upon request.



[*****] CONFIDENTIAL TREATMENT REQUESTED

                                  ARTICLE VIII
                          CONFIDENTIALITY AND PUBLICITY

        8.1 PUBLIC RELATIONS AND ANNOUNCEMENTS. The Parties shall provide courtesy copies of any public announcements concerning the relationship created by this Agreement. Neither Party shall make any representations concerning the other without the prior consent from the other Party. Except for such disclosure as is required by applicable law and/or stock exchange regulation, neither Party shall make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the arrangements referred to in this Agreement without the other Party's prior consent, which consent will not be unreasonably withheld or delayed.

        8.2 CONFIDENTIALITY.

            8.2.1 CONFIDENTIAL INFORMATION. The Parties acknowledge that by reason of their relationship to each other under this Agreement, each will have access to certain information and materials concerning Relaxin Information, the other's business, plans, trade secrets, customers (including, but not limited to, customer lists of both Parties), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties ("CONFIDENTIAL INFORMATION"). Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any Third Party, any such Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to any Regulatory Authority, an Affiliate, assignee, distributor, consultant or Third Party contractor or research and development organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, regulatory authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use commercially reasonable efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information.

            8.2.2 EXCEPTIONS. For purposes of this Agreement, information shall be deemed Confidential Information if such information, by its nature or due to the context within which it is disclosed, is obviously intended by the disclosing Party to be kept confidential even if not identified as such in writing or with legends or other markings, provided that Relaxin Information shall automatically be treated as Confidential Information. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be Confidential Information. Confidential Information does not include information, technical data or know-how which: (a) is rightfully in the possession of the receiving Party at the time of disclosure as shown by the receiving Party's files and records immediately prior to the time of disclosure; (b) becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party; (c) is independently developed by a Party without the use of any Confidential Information of the other Party; (d) is obtained from any Third Party who is authorized to disclose such data and information without obligation of confidentiality to the disclosing party, or (e) is approved for release in writing by the disclosing Party.



[*****] CONFIDENTIAL TREATMENT REQUESTED

        8.3 REMEDY. If either Party breaches any of its obligations with respect to this ARTICLE VIII, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond.

        8.4 AGREEMENT TERMS. Subject to SECTION 8.1 and the exclusions set forth in SECTION 8.2.2, the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions of this Agreement under circumstances that reasonably ensure the confidentiality thereof to: (a) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so disclosed), (b) its legal representatives, advisors and prospective investors, and (c) to Connetics' licensors to the extent required for compliance with Connetics' obligations under the Third Party Licenses.


                                   ARTICLE IX
                              TERM AND TERMINATION

        9.1 TERM. Subject to the preceding sentence, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of (a) twenty years after the Effective Date, and (b) the last to expire of the Relaxin Patents, or any regulatory extensions which provide exclusivity for the Product in the Territory ("TERM").

        9.2 TERMINATION. In addition to and notwithstanding the termination rights stated elsewhere in this ARTICLE IX and in SECTION 11.8 of this Agreement, this Agreement may be terminated as follows:

            9.2.1 FOR BREACH BY CONNETICS. Upon breach by Connetics of any of its material obligations contained in this Agreement ("CONNETICS BREACH"), Faulding shall be entitled to give Connetics notice specifying the nature of the Connetics Breach and stating its intent to terminate this Agreement if the Connetics Breach is not cured. This Agreement shall terminate sixty (60) days after Connetics receives such notice (a) if Connetics does not cure the Connetics Breach to the reasonable satisfaction of Faulding, or (b) if a plan, reasonably acceptable to Faulding, is not implemented to cure as soon as practicable after notice of the Connetics Breach.

            9.2.2 FOR BREACH BY FAULDING. Upon breach by Faulding of any of its material obligations contained in this Agreement ("FAULDING BREACH"), Connetics shall be entitled to give Faulding notice specifying the nature of the Faulding Breach and stating its intent to terminate this Agreement if the Faulding Breach is not cured. This Agreement shall terminate sixty (60) days after Faulding receives such notice (a) if Faulding does not cure the Faulding Breach to the reasonable satisfaction of Connetics, or (b) if a plan, reasonably acceptable to Connetics, is not implemented to cure as soon as practicable after notice of the Faulding Breach.

            9.2.3 LOSS OF THIRD PARTY LICENSES. Notwithstanding the provisions of SECTION 9.2.1, Faulding may terminate this Agreement on notice to Connetics if either of the following



[*****] CONFIDENTIAL TREATMENT REQUESTED agreements is terminated resulting in the loss of Faulding's license under the Third Party Licenses: (a) the License Agreement dated September 27, 1993 between Genentech and Connective Therapeutics, Inc. (now known as Connetics) or (b) the License Agreement dated December 31, 1982 and re-executed as amended and varied as of June 30, 1987 between the Howard Florey Institute of Experimental Physiology and Medicine and Genentech, Inc. Connetics shall use Commercially Reasonable Efforts to obtain from relevant Third Parties an acknowledgement that, should the relationship contemplated by the Third Party License terminate through no fault of Faulding, Faulding shall have the right to continue to commercialize the Product as set forth in this Agreement.

            9.2.4 TERMINATION BY FAULDING. Faulding shall have the right to terminate this Agreement by giving one hundred eighty (180) days prior written notice to Connetics for any reason or no reason; provided that Connetics may elect at its sole discretion to continue development of the Product in the Territory.

            9.2.5 TERMINATION FOR INSOLVENCY. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days; (b) upon the other Party's making an assignment for the benefit of creditors; or (c) upon the other Party's dissolution or ceasing to do business.

        9.3 EFFECT OF TERMINATION.

            9.3.1 EFFECT ON LICENSE. Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

                (a) Upon the expiration of the Term, Faulding shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license under the Licensed IP existing as of the date of such expiration to make, have made, use, offer to sell, and sell Product.

                (b) Upon termination pursuant to SECTIONS 9.2.2, 9.2.4, or 11.8, or termination by Connetics pursuant to SECTION 9.2.5, all rights to the Product (except to Faulding's trademarks) in the Territory shall revert to Connetics.

                (c) Upon termination by Faulding pursuant to SECTIONS 9.2.1, 9.2.3, or 9.2.5, the license granted to Faulding pursuant to this Agreement shall become a perpetual, irrevocable, royalty-free (as to Connetics), transferable, exclusive as to the Territory, license under the Licensed IP existing as of the date of such termination, to make, have made, use, offer to sell, and sell Product in the Territory, with the right to sublicense; provided that Faulding assumes Connetics' obligations to Third Parties under existing Third Party Licenses with respect to the Territory.

            9.3.2 ONGOING OBLIGATIONS. Except as expressly provided in this Agreement, termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the Parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except that each Party may retain one copy of such Confidential Information marked and used for legal archival purposes only. In the event of termination pursuant to SECTION 9.2.2 by Connetics or SECTION 9.2.4 by Faulding, then Faulding shall assign and deliver to Connetics all data and information (including registration dossier) obtained in pursuing regulatory approvals, and all regulatory approvals (e.g., to Connetics' designee in the Territory as permitted under the applicable law) for the Product in the Territory received as of such termination date. Except for the provisions of SECTIONS 2.2 (License to Faulding Improvements), 3.4 (Records), 5.4 (Product Markings), 5.6 (Audit), 9.3 (Effect of Termination) and 11.4 (Dispute Resolution and Governing Law), and ARTICLES VI (Warranties and INDEMNITIES), VIII (Confidentiality and Publicity), and X (Regulatory Compliance and Reporting) which shall survive such expiration or termination (except as limited by the terms of such section or Article), all other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.

            9.3.3 INVENTORY. Notwithstanding the foregoing, upon early termination of this Agreement pursuant to SECTION 9.2.4, Faulding shall have the right to sell all remaining Product in its inventory within [*****] the date of termination, subject to the payment to Connetics of the amounts specified in SECTIONS 4.1 and 5.2. Thereafter, Faulding agrees to destroy any remaining supply of Product and Relaxin Materials at Connetics' request and direction.


                                    ARTICLE X
                       REGULATORY COMPLIANCE AND REPORTING

        10.1 GOVERNMENT INSPECTION.

             10.1.1 Connetics shall advise Faulding by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours (or, in the case of a Contract Manufacturer, within twenty-four [24] hours after receipt by Connetics of notice thereof), of any unannounced visit or inspection, by any Regulatory Authority of any facilities used by Connetics or its Contract Manufacturers in the performance of its obligations under this Agreement, including the processes or procedures used at such facilities in the manufacture of Relaxin Materials, Relaxin or Product. Connetics shall provide Faulding with a reasonable description of each such visit or inspection promptly (but in no event later than five [5] calendar days) thereafter, and with copies of any letters, reports or other documents (including Form 483's) issued by any such authorities that relate to Relaxin, Relaxin Materials, or the Product, or such facilities, processes or procedures. Faulding may review Connetics' responses to any such reports and communications, and if practicable, and, insofar as timely received, Faulding's reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant Regulatory Authority. Connetics shall also provide Faulding with the notice, information, documentation, and opportunity to comment provided for above with respect to Contract Manufacturers.

             10.1.2 Each Party shall notify, and shall cause its Affiliates and sublicensees to notify, the other Party promptly upon receipt of:



[*****] CONFIDENTIAL TREATMENT REQUESTED

        (a) any information regarding any pending or threatened action which may affect the safety or efficacy claims of the Product or the continued marketing of the Product in any nation or jurisdiction,

        (b) any material communications with or notice from a Regulatory Authority indicating that it intends to visit or inspect a Party's facilities, or the facilities of an Affiliate or sublicensee of such Party, for a purpose relevant to the development, manufacture or marketing of the Product.

        (c) a communication or directive from a Regulatory Authority commencing or threatening seizure of (or other removal from the market of) Relaxin, Relaxin Materials, or Product.

        10.2 ADVERSE EXPERIENCE REPORTING. Each Party shall comply with the provisions of EXHIBIT D as though it were fully set forth in this Agreement, with respect to notification and reporting of adverse drug experiences and/or adverse events. Without limiting the foregoing, each Party shall make such reports as are necessary to comply with laws and regulations applicable to it, at its sole expense.

        10.3 NOTIFICATION AND RECALL. If any Regulatory Authority issues or requests a recall or takes similar action in connection with Relaxin or the Product, or if either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to call such recall or similar action shall, within twenty-four (24) hours, advise the other Party of notification or its determination by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either Party may initiate a recall or market withdrawal thereafter if it deems such action necessary or appropriate. Connetics shall be responsible for notification to FDA (or such other applicable Regulatory Authority with respect to countries other than the United States and the Territory) and compliance with applicable laws outside the Territory in conducting such recall. Faulding shall be responsible for notification to the applicable Regulatory Authority with respect to countries in the Territory and compliance with applicable laws in the Territory in conducting such recall.

        10.4 RECALL EXPENSE. If a recall results from the breach of a Party's warranties or obligations under this Agreement, the breaching Party shall bear the full expense of both Parties incurred in any such recall. Such expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and the sum paid for the recalled Product. Without limitation of the foregoing, if the failure to meet applicable legal requirements is caused by the act or omission of Connetics in manufacture or sale of Product to Faulding, (a) Connetics shall have the option of (i) replacing the recalled Product, or (ii) reimbursing Faulding for any amounts paid to Connetics by Faulding under this Agreement for Product which are recalled and/or cannot be shipped by Faulding due to the condition requiring the recall, and (b) with respect to Product manufactured by Connetics, Connetics shall reimburse Faulding for all liabilities incurred by Faulding by virtue of being unable to meet its supply obligations to its customers because Product could not be shipped by Connetics or Faulding due to the condition requiring recall. In the event, however, that a recall is partially caused by Connetics' actions or omissions and partially



[*****] CONFIDENTIAL TREATMENT REQUESTED caused by Faulding's actions or omissions, then each Party shall be responsible for its proportionate share of the recall expenses based on its proportionate share of causation.


                                   ARTICLE XI
                                  MISCELLANEOUS

        11.1 TAXES, TARIFFS, FEES. Faulding shall have the right to deduct from the payments set forth in SECTION 4.1 any withholding tax applicable to Connetics' income which Faulding is obliged to pay by under applicable law; provided however that Faulding shall provide Connetics with an appropriate tax receipt for the deducted amount which Connetics can present to its tax authority and sufficient for Connetics to receive the corresponding credit to which it is entitled. The Parties agree to cooperate in all respects necessary to take advantage of such double taxation agreements as may be available to optimize the tax obligations of each Party.

        11.2 CURRENCY OF PAYMENTS. For purposes of calculating Net Sales and payments to be made to Connetics in respect of Net Sales, all amounts payable to Connetics by Faulding pursuant to this Agreement shall be made to Connetics in U.S. dollars and by wire transfer to the U.S. bank account(s) specified by Connetics from time to time. Faulding shall apply a conversion rate from Australian currency to U.S. dollars for amounts payable under this Agreement equal to the average of the conversion rates in effect on the last day of each month in the quarterly period for which such payment is due. The conversion rates to be used in this Agreement shall be the rates reported in the Wall Street Journal (West Coast Edition).

        11.3 COMPLIANCE WITH LAWS. In performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations in the Territory and the U.S. with respect to the export or re-export or release of technology and technical data.

        11.4 DISPUTE RESOLUTION AND GOVERNING LAW. The Parties shall endeavor to resolve in good faith any disputes, controversy, conflicts or claims arising from or relating to the subject matter of this Agreement, or the breach or termination of this Agreement, failing which the following process shall apply:

             11.4.1 MEDIATION. The dispute, controversy or claim shall first be referred to the chief executive officer of each of Faulding and Connetics for resolution at a place to be agreed between such chief executive officers and, failing agreement, at the head office of the Faulding (if Connetics requests the referral) or Connetics (if Faulding requests the referral).

             11.4.2 FORMAL ARBITRATION. If the dispute, controversy or claim is not settled or agreed between such chief executive officers within a period of one (1) month, then it shall be settled by arbitration in accordance with the [*****] then in effect. At the written request of either party, Faulding and Connetics may each nominate one or more appropriately qualified experts, but both parties must agree to the expert to be appointed. If the Parties are unable to agree on an expert or experts, the arbitration will be conducted by a panel of three (3) arbitrators who are knowledgeable in the subject matter that is at issue in the dispute, are not affiliated directly or indirectly with either Party, one of whom is selected by Faulding, one of whom is selected by Connetics, and one of whom is selected by the mutual agreement of the other two arbitrators.




[*****] CONFIDENTIAL TREATMENT REQUESTED

During the arbitration, the Parties shall have such discovery rights as the arbitrators may allow, consistent with the discovery permitted by the Federal Code of Civil Procedure.

            11.4.3 POWERS OF ARBITRATORS. In any arbitration pursuant to this section, the arbitrators shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary or permanent injunction, as well as specific performance. The arbitrators shall also be able to award direct and indirect damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, the fees and expenses of a court reporter, and any expenses for a hearing room, shall be borne equally by the Parties. The decision of the arbitrators shall be final and will be handed down within a period of sixty days of being appointed. The Party in whose favor the decision runs may enter, sue on or enforce the decision in any court of competent jurisdiction at the option of such Party.

            11.4.4 GOVERNING LAW. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the [*****] without regard to that body of law known as conflicts of law. The place of arbitration shall be [*****]. The arbitrators shall apply the law of the [*****] (regardless of that jurisdiction's or any other jurisdiction's choice of law principles). The Parties specifically disclaim application to this Agreement of the Convention on Contracts for the International Sale of Goods.

        11.5 SECTION HEADINGS. The section headings contained in this Agreement are included for convenience of reference only and form no part of the agreement between the Parties. Therefore, the headings shall not affect in any way the meaning or interpretation of this Agreement.

        11.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested; by facsimile; by internationally recognized courier; or by personal delivery, in each case addressed to the other Party as follows:

If to Connetics, to:

               Connetics Corporation
               Attn: President and Chief Executive Officer
               3400 West Bayshore Road
               Palo Alto, California 94303
               U.S.A.
               Facsimile 650-843-2899

If to Faulding, to:

               F. H. Faulding & Co. Limited
               Attn:  The Company Secretary
               115 Sherriff Street
               Underdale, SA 5032
               AUSTRALIA
               Facsimile +61 8 8234 8230


Either Party may designate a different address by giving notice pursuant to this Section to the other Party. Any notice given pursuant to this Section shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

        11.7 FORCE MAJEURE. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation under this Agreement to make payments when due, to the extent that performance of such obligations is delayed by contingencies or causes beyond the reasonable control and not caused by the negligence or willful misconduct of such Party, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, or force majeure, to the extent that the failure to perform is beyond the reasonable control of the nonperforming Party.

        11.8 NONASSIGNABILITY AND BINDING EFFECT. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (a) either Party may transfer or assign this Agreement to an Affiliate of such Party which agrees in writing to undertake the obligations under this Agreement provided the assigning Party remains primarily liable, (b) either Party may transfer or assign this Agreement in connection with the sale of all or substantially all of the assigning Party's related business, and (c) either Party may transfer or assign this Agreement to a non-Affiliate Third Party with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this SECTION 11.8 shall be deemed ineffective, and either Party shall have the right to terminate this Agreement, with the effect described in SECTION 9.3.1 with respect to a Connetics Breach or a Faulding Breach, as applicable.

        11.9 PARTIAL INVALIDITY. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and
(c) the remaining provisions of this Agreement will remain in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

        11.10 NO WAIVER. No failure or delay on the part of a party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right, unless a waiver is made in writing signed by the waiving party. No single or partial exercise of any such right will preclude any



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other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right under this Agreement.

        11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        11.12 ENTIRE AGREEMENT. This Agreement, including the attached Exhibits which are incorporated in this Agreement by reference, constitutes the entire agreement of the Parties with respect to the subject matter, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Connetics and Faulding with respect to such subject matter. Specifically, this Agreement supercedes in their entirety the Confidential Disclosure Agreement between the Parties dated August 13, 1999, and the Letter of Understanding signed by the Parties effective February 7, 2000, both of which shall have no further force or effect as of the Effective Date. This Agreement may not be modified except by a writing signed by the Parties' authorized representatives, and no amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

        11.13 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. This Agreement does not establish a relationship of agency, partnership, joint venture, employment or franchise between the Parties and neither Party shall have any authority to bind the other Party or incur any obligation on the other Party's behalf.


The undersigned have executed this Agreement on behalf of the Parties as of the Effective Date.


CONNETICS CORPORATION                  FAULDING



By:  /s/ T. G. Wiggans                 By: /s/ R. Finder
     ----------------------------          ------------------------------------
     Thomas G. Wiggans                     Robert Finder
     President and                         Chief Operating Officer,
     Chief Executive Officer               Oral Pharmaceuticals Australia/China




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                                LIST OF EXHIBITS


EXHIBIT A-1          Amino Acid Sequence

EXHIBIT A-2          Substances

EXHIBIT A-3          Relaxin Bulk Testing

EXHIBIT B            Relaxin Patents

EXHIBIT C            Third Party Licenses to Connetics

EXHIBIT D            Adverse Event Reporting






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                                   EXHIBIT A-1

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                                   EXHIBIT A-2

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                                   EXHIBIT A-3

                              RELAXIN BULK TESTING

                                  CONFIDENTIAL


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              EXHIBIT B TO AGREEMENT BETWEEN FAULDING AND CONNETICS




Patent No.        Issue Date           Inventors              Title
----------        ----------           ---------              -----
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






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                                    EXHIBIT C

                              THIRD PARTY LICENSES


1. Grant by the Howard Florey Institute of Experimental Physiology and Medicine ("FLOREY") to Genentech, Inc. ("GNE") of an exclusive, worldwide license to certain patents and know-how owned by Florey pertaining to the hormone(s) known as Relaxin pursuant to the License Agreement made on December 31, 1982 and re-executed as amended and varied as of June 30, 1987 (the "FLOREY/GNE AGREEMENT").

2. Grant by Genentech, Inc. to Connetics ("CONNETICS") of an exclusive, worldwide license to certain patents and know-how owned by Genentech pertaining to the hormone(s) known as Relaxin and an exclusive sublicense under its license from Florey pursuant to the License Agreement, effective September 27, 1993, as amended July 14, 1994 (the "GNE/CONNETICS AGREEMENT").

3. Grant by Genentech, Inc. to Connetics of an exclusive license to make, use and sell Relaxin in the territory of Japan, the Republic of Korea and the Republic of China (the "ASIA TERRITORY") relinquished and returned to Genentech by Mitsubishi Chemical Corporation (formerly Mitsubishi Kasei Corporation; "MITSUBISHI"), pursuant to an agreement dated April 1, 1996.

4. Agreement between the Howard Florey Institute of Experimental Physiology and Medicine and Connetics with regard to payment terms and obligations pursuant to Section 4.1.1 (as amended by Paragraph 26) of the GNE/Connetics Agreement and Clauses 5.1 and 5.2 of the Florey/GNE Agreement.





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                                    EXHIBIT D
           REPORTING OF ADVERSE EVENTS BETWEEN CONNETICS AND FAULDING



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